Exhibit 23.1


December 3, 2003



High Tech Industries, Inc.
6090 S. 2900 East
Ogden, UT 84403


Ladies and Gentlemen:

This letter shall serve as formal notice that we have received your Amendment #2 to Form SB-2, to be filed with the Securities and Exchange Commission. Upon review of the filing information as it relates to our audit of the financial statements as of December 31, 2002, under our report dated May 20, 2003, we consent to the incorporation of our report in such filing.

We further consent to the use of our name as experts in the Form SB-2, under the heading of experts on page 26

Very truly yours,

/s/ Mantyla McReynolds
----------------------------
Mantyla McReynolds